EXHIBIT 99 (a)

For Release:	December 10, 2001 8:00 AM EST	CONTACT:	Steve Gaut (248) 813-2946 steven.k.gaut@delphiauto.com

DELPHI AUTOMOTIVE SYSTEMS REVIEWS 2002 OUTLOOK

Company Forecasts Improved 2002 Earnings at Lower Volumes

Recaps 2001 Portfolio Action Highlights

     TROY, Mich. — Delphi Automotive Systems [NYSE: DPH] today joined major global automakers by forecasting reduced vehicle sales during 2002, due to expected softening demand as current zero-percent interest incentive programs are lifted and consumers react conservatively to the contracting global economy.

     J.T. Battenberg III, chairman, chief executive officer and president, and Alan S. Dawes, chief financial officer, today detailed Delphi’s financial outlook and planned actions for 2002, and reviewed the company’s progress on portfolio restructuring during a conference call with investors, media and industry analysts. The call was simultaneously broadcast on the internet at www.delphiauto.com and will be available for replay.

     Battenberg said the company faces an increasingly difficult global economic outlook in 2002, primarily caused by a downturn in the U.S. automotive market.

     “Although the economic climate throughout 2001 has been difficult, Delphi made several significant accomplishments toward its restructuring and portfolio goals,” said Battenberg. “In 2001 we implemented plans to reduce our breakeven level and to transform and streamline our portfolio, reduce excess capacity and operating costs, and respond to extraordinary national events and global industry conditions. We believe our progress in 2001, coupled with additional actions planned for 2002, prepare Delphi for upcoming challenges. With these actions, we can capitalize on economic and automotive market recovery with a stronger portfolio, operating the company at a lower breakeven point.”

2002 Outlook and Actions

     “Reflecting lower vehicle production levels and the impact of discontinued businesses, Delphi is expecting global sales of $25.5 billion in 2002. This sales guidance is down from a sales outlook of $26.1 billion in 2001,” said Dawes.

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     Revenue from customers other than GM in 2002 is forecast at 36 percent of total sales, or $9.2 billion, up from 32 percent non-GM sales for 2001.

     For 2002, Delphi is forecasting net income of $275 million, up from a forecast of $220 million to $225 million in 2001 (excluding large charges of $100 million to $150 million in 2002 and $404 million in 2001 related to the previously announced restructuring plan).

     “Cash flow remains strong and is forecast at $800 million for 2002 as a result of our aggressive and sustainable reduction in expenses and working capital,” said Dawes.

     “At the forecast 2002 sales and earnings level, we expect to return to our historical earnings curve and restore our earnings to the same relative levels we attained in 1999 and 2000 when volumes were 10 percent to 15 percent higher. Our forecast results would be above our traditional earnings curve except for the impact of increased pension and health care expenses, significantly in excess of 2001 levels,” he said.

     The global decline in equity market value is expected to result in negative returns on Delphi’s pension funds in 2001. As a result, GAAP requires Delphi to reflect a charge to equity (but not earnings) at year-end 2001. This charge is currently estimated at $0.9 billion to $1.1 billion.

     “We currently anticipate ongoing annual pension contributions of $200 million to $400 million depending on pension returns. We have shifted our $200 million contribution for December 2001 to calendar year 2002 to optimize tax planning,” Dawes said.

March 2001 Restructuring Update

     In March 2001, Delphi announced a restructuring plan to close nine plants, consolidate operations at nearly 40 others and reduce the global workforce by 11,500 positions. “We are on track to complete these actions by the end of the first quarter of 2002. Through the third quarter, we have closed seven of the nine plants and we have reduced the workforce by 8,500 positions, the majority through mutual separation programs,” Dawes said.

     Dawes said the company is expecting approximately 1,400 to 1,825 additional employees to leave the company by the end of the fourth quarter, with the remainder of the original 11,500 to separate during the first quarter of 2002.

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2001 Portfolio Restructuring Update

     Dawes said the company plans to finalize its previously announced portfolio restructuring actions during 2002. Last December, Delphi announced plans to address $4 billion to $5 billion of businesses through its portfolio management process, and to date, the company has completed more than $1.1 billion of these actions. The status of remaining businesses that are part of the $4 billion to $5 billion are expected to be resolved in the coming months. The businesses include generators, vehicle instrumentation and thermal systems.

Generator Business

     Delphi recently signed a non-binding letter of intent to sell its $500 million generator business to Delco Remy International, Inc. The transaction is subject to normal anti-trust, union, customer and due diligence reviews. Delphi is targeting this transaction to be complete at year end. As part of this transaction, the global generator business may undergo restructuring and manufacturing capacity consolidation. Approximately 2,100 Delphi employees are assigned to the generator business at locations in the United States, Mexico and Europe. The divestiture is expected to result in a $130 million to $150 million book loss with cash proceeds of $25 million to $30 million over time.

Instrumentation Business

     Delphi is also engaged in the process of divesting some or all of its $500 million instrumentation business and is discussing this transaction with a potential purchaser. The portion of the business not divested likely would wind down under a contract manufacturing agreement over several years. This business provides instrument clusters and other vehicle instrumentation to the global automotive industry. Approximately 1,780 employees are assigned to the instrumentation business at operations in the United States and Mexico.

Thermal Systems Business

     During 2001, Delphi has worked to resolve the troubled status of its $2.2 billion global thermal business. “This business is taking tough but required actions toward returning to required profitability levels. However, we will need to further consolidate U.S. facilities during 2002 to address excess capacity and needed operating improvements,” said Dawes. “Throughout 2001 we have worked in parallel to fix this business while also looking to develop a partnership to strengthen its long-term viability.”

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     “In 2002, we expect to implement initiatives to fix the thermal business, combined with potential expanded strategic partnerships. These actions will broaden the customer base and enhance access to technical resources and capital in a business focused exclusively on thermal products,” Dawes said.

     At the Lockport, NY site, the largest operation in the thermal business, a local agreement was ratified in November to improve competitiveness and profitability through productivity improvement, workforce resizing through retirements, exiting select unprofitable product lines, consolidation of certain manufacturing operations and closing a warehousing facility.

     At the Moraine, Ohio facility, aggressive actions are under way to improve operating performance to secure the viability of the site. Other global sites continue similar initiatives to place the business on track to meet competitive market requirements.

     Approximately 10,350 employees are assigned to the thermal business at operations in the United States, Europe, South America, Mexico and Asia Pacific.

     “The thermal business continues to attract new business with global customers. New business wins in 2001 include major contracts with several OEMs in North America, Asia Pacific and Europe for climate control and powertrain cooling. These contracts total nearly $2 billion over their lifetime,” Dawes said.

     “These three major portfolio actions, when completed, should dramatically strengthen our earnings capability. We are continuing to work closely with our employees and their representatives to ensure that divestiture and fix plans are completed in the best possible manner, while also ensuring that customer’s interests are preserved,” he said.

Other Initiatives for 2002

     “We are taking additional steps to address our global manufacturing footprint, capacity and infrastructure to match forecast market conditions for 2002,” said Dawes.

     Delphi is facing excess capacity in its North American automotive battery operations due to declining volume requirements for 2002. “We anticipate addressing this situation by consolidating the equivalent of one North American battery manufacturing plant by the end of Q3 2002,” he said.

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     Dawes also reported that Delphi is planning to continue to restructure its European operations during 2002 through site consolidation and manufacturing footprint optimization. These plans were initiated in 2001, and will impact up to 12 sites in Western Europe with likely future plant rationalization announcements in 2002.

     Delphi expects to further reduce its global salaried workforce, beyond the levels anticipated upon completion of the March 2001 restructuring plan, by 1,400 additional positions through voluntary incentive separation initiatives, consisting of incentive retirement programs, career transition programs and other methods. The U.S. separation programs were announced to employees on Dec. 3, 2001. According to Dawes, these and other initiatives to speed Delphi’s portfolio and footprint rationalization will likely result in a charge against earnings of $100 million to $150 million early in 2002.

Business Model is Sound

     “We are intensely focused on all factors of cost and will take the necessary steps to keep Delphi on solid footing,” said Battenberg. “But these actions are only part of our plan to transform the company into a broad-based technology leader serving numerous markets. We are continuing our investment in engineering, research and development to keep Delphi’s rich technology product pipeline full. We are planning to launch 350 new products and processes over the next three years. We are vigorously defending our valued historical customer relationships and growing new relationships in the automotive market. Finally, we are aggressively pursuing medical, aerospace, telecommunications and consumer electronics markets where our proven electronics expertise can be applied to new product applications. Our business strategy is to take bold actions to strengthen our core automotive business coupled with aggressive steps to transform our broad portfolio. We are convinced this is the best course for our customers, employees, labor unions and shareholders,” he said.

     For more information about Delphi Automotive Systems, visit Delphi’s Virtual Press Room at www.delphiauto.com.

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Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Delphi and its representatives may periodically make written or oral statements that are “forward-looking,” including statements included in this press release and our filings with the Securities and Exchange Commission and in reports to our stockholders. All statements which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of global restructuring or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. Principal important factors, risks and uncertainties which may cause actual results to differ from those expressed in forward-looking statements set forth in this release include: our ability to increase non-GM sales and achieve the labor benefits expected from our separation from GM; our ability to retain GM business; our ability to successfully implement our global restructuring plans and our planned 2002 portfolio restructuring, including with respect to our thermal business; our ability to enter into definitive agreements to sell our generator and instrumentation businesses and make satisfactory arrangements with respect to anti-trust matters, the labor force, customers of such businesses and other due diligence matters; changes in the economic conditions or political environment in the markets in which we operate; currency exchange rate fluctuations; financial or market declines of our customers or significant business partners; labor disruptions or material shortages; the level of competition in the automotive industry; significant downturns in the automobile production rate; costs relating to legal and administrative proceedings; changes in laws or regulations pertaining to the automotive industry; our ability to realize cost savings expected to offset price reductions; our ability to make pension and other post-retirement payments at levels anticipated by management; our ability to successfully exit non-performing businesses and absorb contingent liabilities related to divestitures; potential increases in our warranty costs; our ability to protect and assert patent and other intellectual property rights; our ability to provide high quality products at competitive prices, to develop new products to meet changing consumer preferences and to meet changing vehicle manufacturers supply requirements on a timely, cost effective basis; the impact of possible terrorist attacks which could exacerbate other risks to our business, such as slowed automobile production or interruptions in the transportation system; and other factors, risks and uncertainties discussed in the Delphi Automotive Systems Corporation Annual Report on Form 10-K for the year ended December 31, 2000 and other filings with the Securities and Exchange Commission. Delphi does not intend or assume any obligation to update any of these forward-looking statements.